UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2014

Blackstone Real Estate Income Fund

(Exact name of Registrant as Specified in Its Charter)

Delaware	811-22900	46-3800503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, New York, New York 10154

(Address of Principal Executive Offices)                                              (Zip Code)

Registrant’s telephone number, including area code: (212) 583-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.        Regulation FD Disclosure

On March 31, 2014, Blackstone Real Estate Income Fund (“BREIF I”) and Blackstone Real Estate Income Fund II (“BREIF II” and together with BREIF I, the “Funds”) closed their initial offering period, having raised an aggregate of approximately $171 million. The initial closing included an aggregate $25 million investment from Blackstone Real Estate Income Advisors L.L.C., the Funds’ external investment manager. Of the $171 million, approximately $132 million was invested in BREIF I and approximately $39 million was invested in BREIF II. The initial shareholders were admitted to the Funds on April 1, 2014. Additionally, the Funds, through investments in Blackstone Real Estate Income Master Fund, have been actively investing the initial offering proceeds, with approximately half the proceeds invested as of April 15, 2014.

All potential investors should consider the investment objective, risks, charges and expenses of the Funds carefully before investing. Each Fund’s Prospectus contains this and other information about each Fund. You can obtain each Prospectus from your financial professional. All investors are urged to carefully read each Prospectus in its entirety before investing. There is no assurance the Funds will achieve their respective investment objective. This is not an offer to sell, or the solicitation of an offer to buy, the Funds’ securities and is not soliciting an offer to buy the Funds’ securities in any state where the offer or sale is not permitted. Any offer of the securities will be made only by means of each Fund’s Prospectus. Blackstone Advisory Partners L.P. (“BAP”), a FINRA member, is acting as principal underwriter sales of shares of each Fund. BAP is an affiliate of Blackstone Real Estate Income Advisors L.L.C., the Funds’ investment manager, which is controlled by the Blackstone Real Estate Debt Strategies group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Blackstone Real Estate Income Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackstone Real Estate Income Fund

Date: April 16, 2014	By:	/s/ Randall Rothschild
	Name:	Randall Rothschild
	Title:	Chief Operating Officer

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